EXHIBIT 10.1


                                                                John L. Higgins
                                          President and Chief Executive Officer



March 30, 2007


John P. Sharp
[ADDRESS OMITTED]
San Diego, CA  XXXXX


Dear John:

I am pleased to extend to you an offer to become Vice President and Chief Financial Officer and corporate officer of Ligand Pharmaceuticals Inc.reporting to me commencing on Monday, April 23, 2007. This offer and your continued employment are contingent upon your truthful representations to be provided in the employment application and upon our completion of background checks, including employment and criminal, satisfactory to the Company. The particulars of our offer are as follows:


COMPENSATION

1.   Your initial base salary will be $210,000.00 per year

2. You will participate in the Bonus Incentive Plan for Vice Presidents based upon achievement of pre-agreed goals (a target bonus of 30% of your annual base salary, up to a maximun of 40%).

3. You will be granted an option to purchase at your election 50,000 options of the Company's common stock at its "fair market price" under our current Employee Stock Option Plan. The Agreement includes a four-year vesting/repurchasing provision. The grant will be subject to your execution of the Company's Incentive Stock Option Agreement. The Compensation Committee of the Board of Directors has approved your grant to be effective on your date of hire. Subject to Shareholder approval you will be granted 15,000 shares of restricted stock at its "fair market price" or less with a three-year vesting. In the event that approval by the Shareholders is not successful your restricted stock grant will be granted under current practices.


BENEFITS

As a regular employee of Ligand, you will become eligible to participate in Company-sponsored benefits. Your medical benefits will be effective on the first day of the month following your employment date. Ligand's total compensation package, including salary, equity participation in the company, and the benefits program, when viewed in its entirety, is one of the best in the pharmaceutical industry. The benefits will be described in detail to you during your Orientation on Monday, April 23, 2007 at 08:00 a.m. at the 10275 Science Center Drive location. As part of your orientation, you will be asked to complete
Form W-4, Employee's Withholding Allowance Certificate. For this process you are requested to present your Social Security Card at the orientation.

Employment with Ligand is not for a specific term and can be terminated by you or by the Company at any time for any reason, with or without cause. Any contrary representations which may have been made or which may be made to you are superseded by this offer. We request that all of our employees, to the extent possible, give us advance notice if they intend to resign. If you accept this offer, the terms and conditions in this letter shall be the terms of your employment. Any modifications or additions to these terms would have to be in writing and signed by you and me.

Your employment pursuant to this offer is contingent on your completion of an employment physical evaluation, executing the Proprietary Information and Inventions Agreement and upon your providing the Company with the legally required proof of your identity and authorization to work in the placecountry-regionUnited States. Typically, a driver's license with photograph and a social security card, or a passport will be sufficient and should be brought with you to Orientation on your first day of work.

We hope that you will accept our offer of employment. If you accept the offer described herein, please return to me the signed original of this letter, the executed Proprietary Information and Inventions Agreement, completed Employment Application and executed background authorization form. This offer, if not accepted, will expire on Wednesday, April 04, 2007. If you have any questions, please call me at (858) 550-7582.

John, all of us are excited about having you join the dynamic team at Ligand and we believe our professional association with you will be mutually rewarding. We are truly looking forward to working with you in building an exciting new company.

Sincerely,

LIGAND PHARMACEUTICALS INC.

/s/ John L. Higgins

John L. Higgins
President & Chief Executive Officer

:ac


Enclosures


Agreed and Accepted:

/s/ John Sharp

John P. Sharp                               Date: 04/02/07